Exhibit 13

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

U.S. Bank 401(k) Savings Plan Years Ended December 31, 2011 and 2010 With Report of Independent Registered Public Accounting Firm

U.S. Bank 401(k) Savings Plan

Financial Statements and Supplemental Schedule

Years Ended December 31, 2011 and 2010

Contents

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4

Supplemental Schedule

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)	16

Report of Independent Registered Public Accounting Firm

Benefits Administration Committee

U.S. Bancorp

Participants of U.S. Bank 401(k) Savings Plan

We have audited the accompanying statements of net assets available for benefits of the U.S. Bank 401(k) Savings Plan (the Plan) as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2011 and 2010, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2012, and reportable transactions for the year then ended, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. Such information is the responsibility of the Plan’s management. The information has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

Minneapolis, MN

June 14, 2012

U.S. Bank 401(k) Savings Plan

Statements of Net Assets Available for Benefits

	December 31
	2011	2010
Assets
Cash	$—	$21,316
Investments, at fair value	3,228,296,076	3,215,090,318
Accrued income	4,859,837	2,091,074
Employer contribution receivable	102,107,078	86,992,791
Receivable for securities sold but not yet settled	499,253	—
Notes receivable from participants	77,876,364	70,940,914

Total assets	3,413,638,608	3,375,136,413

Liabilities
Accrued expenses	377,164	406,487
Payable for securities purchased but not yet settled	—	146,565

Total liabilities	377,164	553,052

Net assets available for benefits, at fair value	3,413,261,444	3,374,583,361
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(5,021,836)	(777,856)

Net assets available for benefits	$3,408,239,608	$3,373,805,505

See accompanying notes.

U.S. Bank 401(k) Savings Plan

Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2011	2010
Additions
Investment income:
Net appreciation in fair value of investments	$—	$401,616,114
Interest and dividend income	42,353,937	24,839,281

	42,353,937	426,455,395

Interest income on notes receivable from participants	3,438,788	3,462,323

Contributions:
Participants	220,735,258	203,850,624
Employer	102,107,078	86,992,678

	322,842,336	290,843,302

Total additions	368,635,061	720,761,020

Deductions
Net depreciation in fair value of investments	61,951,797	—
Benefits paid to participants and transfers out	267,540,481	226,341,047
Administrative expenses	4,708,680	4,490,840

Total deductions	334,200,958	230,831,887

Net increase	34,434,103	489,929,133

Net assets available for benefits at beginning of year	3,373,805,505	2,883,876,372

Net assets available for benefits at end of year	$3,408,239,608	$3,373,805,505

See accompanying notes.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements

December 31, 2011

1. Description of the Plan

The following description of the U.S. Bank 401(k) Savings Plan (the Plan) provides only general information. Participants should refer to the Plan’s Summary Plan Description (the SPD) for a more complete description of the Plan’s provisions. The SPD can be reviewed by visiting the U.S. Bank Retirement Program website at www.yourbenefitsresources.com/usbank.

Administration and Participation

The Plan is a defined contribution retirement plan covering substantially all employees of U.S. Bancorp (Plan Sponsor) and its subsidiaries (the Company). Employees are eligible to participate in the Plan on their hire date so long as they are a regular, permanent employee working in an eligible position. Eligible employees are automatically enrolled in the Plan with a salary deferral of 2% of eligible compensation, unless the employee elects otherwise.

Each participant’s account is credited with applicable participant contributions, rollovers, employer contributions, and an allocation of the earnings (losses) of the investment funds in which the participant has elected to invest. Earnings (losses) allocations are based upon the participant account balance, as defined in the plan document. In addition, applicable participant distributions and loans as well as an allocation of administrative expenses are charged to each participant’s account. Participants may invest their account balance in one or more of a variety of investment funds and are immediately 100% vested in their entire account balance.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code (the Code).

Contributions

The Plan permits pretax elective contributions up to a maximum of 75% of a participant’s eligible compensation, up to the Internal Revenue Service (IRS) limit. Participants age 50 and older whose elective contributions have reached the IRS limit are permitted under the Plan to make catch-up contributions up to the IRS catch-up contribution limit. All participant contributions are deposited in the Plan semimonthly.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

The Company makes a matching contribution equal to 100% of each participant’s contribution up to 4% of the participants’ annual eligible compensation. A participant becomes eligible for an employer matching contribution on the first day of the month following completion of one full year of service in which the participant has worked at least 1,000 hours. The employer matching contribution is deposited in the Plan annually and is initially invested in the U.S. Bancorp ESOP Stock Fund. Participants can subsequently change how their matching contributions are invested at any time. The employer contribution receivable represents the Company’s matching contribution for 2011, which was deposited in the Plan in January 2012.

Benefits Paid to Participants

The only form of distribution offered by the Plan is a single lump-sum payment.

Participant Loans

The Plan contains provisions allowing participants to borrow from their accounts. Participants may have only two loans outstanding at a time. The minimum loan is $1,000 and the maximum is the lesser of 50% of the participant’s account balance or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months. The loans bear interest at 1% above the prime interest rate at the date of issuance as determined monthly by the plan administrator. Principal and interest is paid ratably through semi-monthly payroll deductions. If a participant terminates employment with the Company, the loan is due within 90 days of the date of termination. If the loan is not repaid by the last day of the quarter following the quarter in which it was due, it will be treated as a distribution to the participant.

Plan Investments

The Plan includes an employee stock ownership plan (ESOP) fund. All participant and employer matching contributions credited to a participant’s account that are invested in qualifying employer securities are invested in the ESOP fund. The primary purpose of the ESOP fund is to benefit participants and beneficiaries by obtaining and retaining for them a position of equity ownership in the Company. Dividends paid on qualified employer securities held in the ESOP are either reinvested in the ESOP or paid directly to the participant, at their election.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Plan Termination

Although it has not expressed any intention to do so, the Company has the right to suspend or terminate the Plan at any time by action of its Board of Directors subject to the provisions of ERISA. In the event of a termination of the Plan, all participant account balances remain fully vested and are eligible for distribution.

2. Significant Accounting Policies

Accounting Method

The financial statements of the Plan are prepared using the accrual method of accounting under U.S. generally accepted accounting principles.

Investment Valuation and Income Recognition

Investments are stated at fair value. See Note 4 for a discussion of fair value measurements.

Per applicable authoritative accounting guidance, investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.

The Plan offered a new stable value investment option as of November 24, 2010, which replaced the U.S. Bank Stable Asset Fund. In connection with this investment option, the Plan invests in security-backed contracts issued by insurance companies, common/collective trust funds, and a pooled separate account, all of which are fully benefit-responsive. The investments are presented at fair value, along with the necessary amount to adjust the investments from fair value to contract value. Contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

A security-backed contract is an investment issued by an insurance company or other financial institution, backed by a portfolio of bonds that are owned by the Plan. The interest crediting rate of a security-backed contract is based on the contract value, duration, and yield to maturity of the underlying portfolio. The issuer guarantees that all qualified participant withdrawals will be at contract value.

The average yield earned on the stable value investment option, based on actual earnings, was 1.70% as of December 31, 2011, and 2.26% as of December 31, 2010. The average yield earned on the stable value investment option, based on the interest rate credited to participants, was 1.92% as of December 31, 2011, and 1.81% as of December 31, 2010.

Certain events may limit the ability of the Plan to transact at contract value with the issuer. Such events include:

•	Material amendments to plan documents or the Plan’s administration

•	Changes to the participating Plan’s competing investment options, including the elimination of equity wash provisions

•	Complete or partial termination of the Plan, including merger with another plan

•	The failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA

•	Bankruptcy of the Plan Sponsor or other plan sponsor event that causes a significant withdrawal from the Plan

•	Any change in law, regulation, ruling, administrative or judicial position, or accounting requirement applicable to the Plan

•	The delivery of any communication to plan participants designed to influence a participant not to invest in the investment option

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

At this time, the Plan Sponsor does not believe that the occurrence of any such market value event that would limit the Plan’s ability to transact at contract value with participants is probable.

Purchases and sales of securities are recorded on a trade-date basis. If a trade is open at the end of the year, a receivable for securities sold but not yet settled or a payable for securities purchased but not yet settled is reflected in the statements of net assets available for benefits. Dividends are recorded on the ex-dividend date.

Brokers’ commissions and other expenses incurred upon the purchase of corporate stock are included in the cost of the corporate stock. Brokers’ commissions and other expenses incurred upon the sale of corporate stock are reflected as a reduction in the proceeds from the sale.

The change from the beginning to the end of the year in the difference between current value and the cost of investments is reflected in the statements of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.

The net gain (loss) on sales of investments is the difference between the proceeds received and the average cost of investments sold and is also reflected in the statements of changes in net assets available for benefits in net appreciation or depreciation in fair value of investments.

Notes Receivable From Participants

Notes receivable from participants represent participant loans that are recorded at their unpaid principal balance plus any accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are paid by participants who borrow from their accounts. If a participant ceases to make loan payments and the Plan Sponsor deems the loan to be a distribution, the participant loan balance is reduced, and a benefit payment is recorded. Accordingly, no allowance for credit losses has been recorded as of December 31, 2011 or 2010.

Administrative Expenses

Recordkeeping, investment management, trust, consulting, audit, and other administrative fees are paid by the Plan and are recorded as administrative expenses as incurred.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

Payment of Benefits

Benefit payments are recorded when paid.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Risks and Uncertainties

The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

3. Investments

For the years ended December 31, 2011 and 2010, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in fair value as follows:

	Year Ended December 31
	2011	2010
Mutual funds	$(25,449,399)	$167,091,030
Corporate stock	(605,042)	198,422,313
Collective investment funds and pooled separate account	(35,899,624)	36,100,230
Life insurance policies	2,268	2,541

	$(61,951,797)	$401,616,114

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Investments (continued)

The fair values of individual investments that represent 5% or more of the Plan’s net assets are as follows:

	Shares	Fair Value
December 31, 2011:
U.S. Bancorp common stock	38,877,737	$1,051,642,786
PIMCO Total Return Fund	23,111,342	251,220,286
Vanguard Institutional Index Fund	1,728,982	198,919,382

December 31, 2010:
U.S. Bancorp common stock	40,419,288	$1,090,108,197
PIMCO Total Return Fund	24,254,595	263,162,356
Vanguard Institutional Index Fund	1,684,702	193,757,530

4. Fair Value Measurements

Applicable authoritative accounting guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Plan groups its assets measured at fair value into a three-level hierarchy for valuation techniques used to measure assets at fair value. This hierarchy is based on whether the valuation inputs are observable or unobservable. These levels are:

•	Level 1 – Quoted prices in active markets for identical assets. Level 1 includes mutual funds and corporate stocks.

•

Level 2 – Observable inputs other than Level 1 prices, such as quoted market prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets. Level 2 includes collective investment funds, a pooled separate account and life insurance policies.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets. The Plan had no Level 3 investments during 2010 or 2011.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

The following is a description of the valuation techniques and inputs used by the Plan to measure each major class of assets at fair value:

Mutual funds: Valued at the quoted net asset value (NAV) of shares held by the Plan at year-end.

Corporate stocks: Valued at the closing price reported in the active market in which the individual securities are traded.

Collective investment funds: Valued using the NAV provided by the administrator of the fund.

Pooled separate account: Valued using the NAV provided by the administrator of the fund.

Wrapper contracts: Valued using the market approach discounting methodology, which incorporates the difference between the current market level rates for contract wrap fees and the wrap fee being charged; the difference is calculated as a dollar value and discounted by the prevailing swap rate as of period-end.

Life insurance policies: Valued at cash surrender value per insurance company at year-end.

As required by applicable authoritative accounting guidance, the level in the fair value hierarchy within which the fair value measurement of the asset in its entirety is classified is based on the lowest-level input that is significant to the fair value measurement in its entirety.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

The following table summarizes the Plan’s investment assets measured at fair value at December 31:

	Level 1	Level 2	Total
2011
Mutual funds:
Domestic equity	$138,062,994	$—	$138,062,994
International equity	58,405,377	—	58,405,377
Index	262,941,542	—	262,941,542
Fixed income	251,220,286	—	251,220,286
Money market	6,236,706	—	6,236,706

	716,866,905	—	716,866,905
Corporate stocks:
Domestic large cap	1,051,642,786	—	1,051,642,786
Domestic small cap	3,002,952	—	3,002,952

	1,054,645,738	—	1,054,645,738
Collective investment funds:
Domestic equity(a)	—	457,432,497	457,432,497
International equity(b)	—	30,463,974	30,463,974
Target retirement date(c)	—	580,872,281	580,872,281
Fixed income(d)	—	312,654,649	312,654,649

	—	1,381,423,401	1,381,423,401
Pooled separate account:
Fixed income(d)	—	75,312,046	75,312,046
Life insurance policies	—	47,986	47,986

Total	$1,771,512,643	$1,456,783,433	$3,228,296,076

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

	Level 1	Level 2	Total
2010
Mutual funds:
Domestic equity	$166,402,718	$—	$166,402,718
International equity	68,049,317	—	68,049,317
Index	207,011,564	—	207,011,564
Fixed income	263,164,771	—	263,164,771
Money market	3,294,968	—	3,294,968

	707,923,338	—	707,923,338
Corporate stocks:
Domestic large cap	1,090,108,197	—	1,090,108,197
Domestic mid cap	1,629	—	1,629
Domestic small cap	5,736,669	—	5,736,669

	1,095,846,495	—	1,095,846,495
Collective investment funds:
Domestic equity(a)	—	521,253,749	521,253,749
International equity(b)	—	35,748,929	35,748,929
Target retirement date(c)	—	502,383,805	502,383,805
Fixed income(d)	—	286,343,895	286,343,895

	—	1,345,730,378	1,345,730,378
Pooled separate account:
Fixed income(d)	—	65,544,389	65,544,389
Life insurance policies	—	45,718	45,718

Total	$1,803,769,833	$1,411,320,485	$3,215,090,318

(a)

This category includes investments in equity securities of U.S. companies with an objective to achieve a return higher than the Russell 2500 Index, for the small and mid cap investments, and the S&P 500 Index, for the large cap investments. There are currently no redemption restrictions on these investments. The fair values of the investments in this category have been estimated using the net asset value per unit.

(b)

This category includes investments in large cap equity securities of non-U.S. companies with an objective to achieve a return higher than the MSCI EAFE Index. There are currently no redemption restrictions on these investments. The fair values of the investments in this category have been estimated using the net asset value per unit.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

(c)

This category includes investments in highly diversified funds designed to remain appropriate for investors in terms of risk throughout a variety of life circumstances. These common/collective trust funds share the common goal of first growing and then later preserving principal and contain a mix of U.S. and non-U.S. equity securities, U.S.-issued bonds, and cash. There are currently no redemption restrictions on these investments. The fair values of the investments in this category have been estimated using the net asset value per unit.

(d)

This category includes funds designed to protect capital with low-risk investments and includes cash, bank notes, corporate notes, government bills, and various short-term debt instruments. There are currently no redemption restrictions on this investment, except for one of the investments, for which the Plan is required to provide a one-year redemption notice to liquidate its entire share in the fund. The fair value of the investment in this category has been estimated using the net asset value per unit. Certain investments’ fair value differs from the contract value. As previously discussed in Note 2, contract value is the relevant measurement attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.

5. Differences Between Financial Statements and Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500:

	December 31
	2011	2010
Net assets available for benefits per the financial statements	$3,408,239,608	$3,373,805,505
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	5,021,836	777,856

Net assets available for benefits per Form 5500	$3,413,261,444	$3,374,583,361

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

6. Transactions With Parties in Interest

The Plan allows for transactions with certain parties who may perform services or have fiduciary responsibilities to the Plan. Parties in interest include the Company and U.S. Bank National Association (the Trustee). Transactions involving funds administered by the Trustee are considered party-in-interest transactions. These transactions, based on customary and reasonable rates, are not, however, considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations.

The Plan invests in the common stock of the Company. On December 31, 2011 and 2010, the Plan held 38,877,737 and 40,419,288 shares, respectively, of U.S. Bancorp common stock. During the years ended December 31, 2011 and 2010, the Plan recorded dividend income from U.S. Bancorp common stock of $20,425,506 and $8,299,453, respectively.

The Plan also invests in a mutual fund of First American Funds, Inc., which is managed by the Company.

7. Tax Status

The Plan has received a determination letter from the IRS dated August 24, 2004, stating that the Plan is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to the issuance of this determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax-exempt.

Accounting principles generally accepted in the United States require plan management to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the IRS. The Plan Sponsor has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2011, there are no uncertain positions taken or expected to be taken. The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan Sponsor believes it is no longer subject to income tax examinations for years prior to 2008.

Supplemental Schedule

U.S. Bank 401(k) Savings Plan

EIN #41-0255900            Plan #004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2011

Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Par, or Maturity Value		Current Value
Mutual funds
Cramer Rosenthal McGlynn, LLC	5,386,969	shares of Small/Mid Cap Value Fund	$70,569,299
Dodge & Cox	975,277	shares of International Stock Fund	28,517,100
First American Funds, Inc*	6,236,706	shares of Prime Obligations Fund	6,236,706
Lord, Abbett & Co	2,838,393	shares of International Core Equity Fund	29,888,277
PIMCO	23,111,342	shares of Total Return Fund	251,220,286
Tygh Capital Management	4,017,482	shares of Small Mid Cap Growth Fund	67,493,695
Vanguard	1,182,126	shares of Developed Markets Index Fund	9,953,502
	714,831	shares of Extended Market Index Fund	28,121,447
	1,728,982	shares of Institutional Index Fund	198,919,382
	2,358,837	shares of Total Bond Market Index Fund	25,947,211

Total mutual funds			716,866,905

Corporate stock
U.S. Bancorp*	38,877,737	shares of common stock	1,051,642,786
Piper Jaffray Companies	148,661	shares of common stock	3,002,952

Total corporate stock			1,054,645,738

Collective investment funds
The Boston Co Asset Management, LLC	7,304,167	units of EB US Small-Mid Cap Value Equity Fund	71,873,002
NWQ Investment Management Co, LLC	5,451,164	units of Large Cap Value Fund	102,754,447
Rainier Investment Management, Inc	11,219,119	units of Large Cap Equity Fund	109,498,605
State Street Global Advisors	3,463,783	units of Active International Select Fund	30,463,974
Vanguard	92,651	units of Target Retirement 2005 Trust I	3,221,476
	779,907	units of Target Retirement 2010 Trust I	26,399,848
	2,423,833	units of Target Retirement 2015 Trust I	78,362,521
	3,454,781	units of Target Retirement 2020 Trust I	107,858,252
	3,496,604	units of Target Retirement 2025 Trust I	104,723,277
	2,719,521	units of Target Retirement 2030 Trust I	78,566,973
	2,193,933	units of Target Retirement 2035 Trust I	61,978,619
	1,640,784	units of Target Retirement 2040 Trust I	46,434,184
	1,441,079	units of Target Retirement 2045 Trust I	40,652,842
	789,019	units of Target Retirement 2050 Trust I	22,376,590
	142,402	units of Target Retirement 2055 Trust I	4,937,088
	144,764	units of Target Retirement Income Trust I	5,360,611

U.S. Bank 401(k) Savings Plan

EIN #41-0255900            Plan #004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Par, or Maturity Value		Current Value
Collective investment funds (continued)
Wells Fargo Bank, N.A.	4,363,348	units of Fixed Income Fund F	$56,507,100
Wells Fargo Bank, N.A.	2,950,347	units of Fixed Income Fund B	60,114,503
Wells Fargo Bank, N.A.	5,043,931	units of Fixed Income Fund G	71,995,052
Wells Fargo Bank, N.A.	56,171,501	units of Short Term Investment Fund G	56,171,501
Wells Fargo Bank, N.A.	1,349,960	units of Stable Return Fund G	67,866,493
William Blair & Company, LLC	7,238,804	units of Small Cap Growth Fund	63,846,255
Winslow Capital Management, Inc	5,448,491	units of Mainstay Large Cap Growth Fund	109,460,188

Total collective investment funds			1,381,423,401

Pooled separate account
Metropolitan Life Insurance Company	672,842	units of Metlife Separate Account #613	75,312,046

Life insurance policies
New England Mutual Life Insurance Co	1	policy	10,759
Northwestern Mutual Life Insurance Co	1	policy	37,227

Total life insurance policies			47,986

Total investments			3,228,296,076

Participant loans*		Principal loan amount, interest rates ranging from 4.25% to 11.50% with varied maturities from January 15, 2012 to January 15, 2027	77,876,364

Total assets			$3,306,172,440

*	Denotes party in interest to the Plan.